UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 20, 2025

General Mills, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-01185	41-0274440
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Number One General Mills Boulevard Minneapolis, Minnesota		55426
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (763) 764-7600

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $.10 par value	GIS	New York Stock Exchange
0.125% Notes due 2025	GIS 25A	New York Stock Exchange
0.450% Notes due 2026	GIS 26	New York Stock Exchange
1.500% Notes due 2027	GIS 27	New York Stock Exchange
3.907% Notes due 2029	GIS 29	New York Stock Exchange
3.560% Notes due 2030	GIS 30A	New York Stock Exchange
3.600% Notes due 2032	GIS 32	New York Stock Exchange
3.850% Notes due 2034	GIS 34	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.05	Costs Associated with Exit or Disposal Activities.

On May 20, 2025, General Mills, Inc. (the “Company”) approved a multi-year global transformation initiative intended to drive increased productivity by enhancing end-to-end business processes, enabled by targeted organizational actions. The Company anticipates that the series of actions related to the transformation initiative will be substantially completed by the end of fiscal 2028 and will result in total charges of approximately $130 million, of which approximately $120 million will be cash. The Company expects to record approximately $70 million of the total anticipated charges in the fourth quarter of fiscal 2025, primarily reflecting severance expenses. The estimate of costs that the Company expects to record, and the timing thereof, are subject to a number of assumptions and actual results may differ from current expectations. The Company may also record other charges or cash expenditures not currently contemplated due to events that may occur as a result of, or associated with, the transformation initiative.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 27, 2025

GENERAL MILLS, INC.

By:	/s/ Karen Wilson Thissen
Name:	Karen Wilson Thissen
Title:	General Counsel and Secretary